Exhibit 99.1

Tattooed Chef Updates 2022 Financial Outlook and Announces Cost Reduction Initiatives
Targets Expense Savings of Approximately $30 Million by Year-End 2023
Focused on Generating Positive EBITDA and Operating Cash Flow by Mid-Year 2024

Files Form 12b-25 to Extend Filing of Third Quarter 10-Q

PARAMOUNT, Calif., – November 10, 2022 – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, today announced a business update along with several new initiatives that are designed to reduce cost of goods sold and operating expenses, and drive positive cash flow and EBITDA. The Company also announced that it has filed a Form 12b-25 with the U.S. Securities and Exchange Commission (“SEC”) to extend the due date of its Quarterly Report on Form 10-Q for the three months ended September 30, 2022.
“Since going public two years ago, we have significantly increased our distribution and SKU counts, acquired new manufacturing capacity, and elevated our brand profile,” said Sam Galletti, President and CEO. “Despite our successes in expanding the business, the challenges of the current economic environment and the associated headwinds impacting our category have caused us to adopt a strategic shift in how we operate. We believe that the steps we are announcing today, in combination with ongoing expansion and efficiency initiatives, will produce annual cost savings of approximately $30 million by year end 2023 and position us to achieve positive EBITDA and cash flow by or around mid-year 2024.”
“I am excited about the future of Tattooed Chef and welcome these initiatives designed to support our path towards sustainable growth and profitability. As we implement these necessary changes, I am excited to go back to my roots and dig in on innovation and creative marketing to continue to elevate the brand,” said Sarah Galletti, Chief Creative Officer and the Tattooed Chef.
Reduced Annual Spend
Over the next 12 months, the Company expects to realize approximately $30 million of cost savings primarily through a combination of the following:
a.a reduction in 2023 marketing expenses of approximately $15 million to an estimated $12 - $17 million, as compared to 2022 marketing expenses that are estimated to range between $27 - $32 million;
b.automation-derived savings of approximately $6 million, as compared to no such savings realized in 2022, primarily driven by reduction in direct labor, yield efficiencies and increased productivity in the same footprint;
c.savings of approximately $2 million associated with our dedicated, in-house cold storage facilities; and
d.a reduction in promotional programs (contra revenue) that are estimated to produce approximately $7 million in cost savings.

Price Increases, Product and Retail Launches
The Company also expects to benefit from previously announced corporate initiatives, including:
a.its first-ever price increases across its product portfolio that commenced in Q4 2022;
b.the Q4 2022 launch of its expanded presence in Walmart stores that will increase the brand’s frozen shelf presence from 5 to 13 SKUs and broaden the availability of these 13 SKUs from an average of 300 Walmart stores to an average of 2,000 Walmart stores; and
c.the scheduled 2023 introduction of new products, including ambient grain-free chips, refrigerated bars, and alternative flour tortillas.
Full Year 2022 Outlook
The Company is revising its outlook as follows:
a.Revenue of $235 - $245 million, down from prior guidance of $280-$285 million.
b.Gross margin of 0 - 3%, down from prior guidance of 8-10%
The reduction in anticipated revenue is due to several factors, including modifications in consumer buying behavior in response to historic high levels of inflation. The decline in gross margin, beyond the impact of lower revenues, is driven by continued cost inflationary pressures and impacts from the multi-vendor mailer reclassification from operating expenses to contra revenue as stated in our Form 8-K filed with the SEC on October 12, 2022.
These expectations are preliminary in nature and remain subject to completion of normal year-end accounting procedures and adjustments and are therefore subject to change.
Preliminary Results for the Three and Nine Months Ended September 30, 2022
In connection with the filing of the 12b-25, the Company has provided preliminary, select, unaudited financial results for the three and nine months ended September 30, 2022.
Net revenue for the three months ended September 30, 2022 decreased approximately $3.9 million, or 6.7%, to $54.1 million from $58.0 million in the prior year period. Net revenue for the nine months ended September 30, 2022 increased approximately $23.9 million, or 15.3%, to $179.5 million compared to $155.7 million in the prior year period.
Net loss for the three months ended September 30, 2022 was $38.3 million, compared to a net loss of $8.3 million for the three months ended September 30, 2021. Net loss for the nine months ended September 30, 2022 increased to approximately $85.8 million, compared to a net loss of $75.3 million over the prior year period.
The selected financial information for the third quarter and nine months ended September 30, 2022 provided in this release is preliminary, based on the Company’s initial review of the information presented and its current expectations, and is subject to adjustment. As such, any financial information contained in this press release may differ materially from the information reflected in the Company’s financial statements for the quarter ended September 30, 2022.
The Company expects to file its Form 10-Q as soon as practicable and no later than the November 14, 2022 deadline in accordance with Rule 12b-25. As soon as the filing date is confirmed, the Company will provide the timing for the release of its 2022 third quarter financial results and conference call.

About Tattooed Chef
Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, cauliflower pizza crusts, wood-fired plant-based pizzas, handheld burritos, quesadillas, and Mexican entrees, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.
Follow us on social: Facebook, Instagram, TikTok, Twitter, and LinkedIn and Taste the Jams on Spotify.
Forward Looking Statements
This notice contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning us and other matters. These statements may discuss goals, intentions and expectations as to future plans or events, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. Forward-looking statements may be accompanied by words such as “target,” “focus,” “will” “expect,” “anticipate,” “opportunity,” “expand,” “potential” or similar words, phrases or expressions. Without limiting the generality of the foregoing, forward-looking statements contained in this notice specifically include our ability to successfully reduce spending or to achieve positive EBITDA or cash flow, the scheduled release of new products, and the financial results for the third quarter and nine months ended September 30, 2022. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control. We caution readers not to place undue reliance upon any forward-looking statements.

INVESTORS
Stephanie Dieckmann, CFO	Devin Sullivan, SVP
Tattooed Chef	The Equity Group Inc.
(562) 602-0822	(212) 836-9608
dsullivan@equityny.com

David Shayne, Analyst
The Equity Group Inc.
(212) 836-9628
dshayne@equityny.com

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